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                                                                   EXHIBIT 10.10

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         THIS AGREEMENT, made and entered into as of the 27 day of June, 1997, by and between Let's Talk Cellular & Wireless, Inc., a Florida corporation f/k/a Let's Talk Cellular of America, Inc. (the "Company"), and Brett Beveridge, an individual residing at 9760 S.W. 148th Street, Miami, Florida 33176 (the "Executive").

                                WITNESSETH THAT:

         WHEREAS, the Company desires to employ the Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Company in such capacity for the period and on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Executive as follows:

         1. Employment Period. The Company hereby agrees to continue to employ the Executive as its President and the Executive, in such capacity, agrees to provide services to the Company for the period beginning on the date first above written (the "Commencement Date") and ending on the fifth anniversary of the Commencement Date (the "Employment Period").

         2. Performance of Duties. During the Employment Period, the Executive shall serve as the President of the Company. In such capacity, the Executive, in conjunction with the Chief Executive Officer, shall have the full authority to actively manage, control, administer and operate the business and affairs of the Company, including but not limited to authority for choosing markets and site locations, choosing wireless, paging, internet, long distance and other providers, choosing product lines and merchandise, store designs and personnel decisions, subject to the ultimate authority of the Board of Directors of the Company. The Executive agrees that during the Employment Period, while he is employed by the Company, he shall devote his full time, energies and talents exclusively to serving in the capacity of President of the Company in the best interests of the Company, and to perform the duties described above faithfully, efficiently and in a professional manner; provided that, without the Board's consent (which consent shall not be unreasonably withheld), the Executive shall not:

                  (a) serve as or be a consultant to or employee, officer, agent or director of any competing corporation, partnership or other entity other than the Company and its affiliates (other than civic, charitable, or other public service organizations or as a consultant or director for a company in an industry outside the Business for up to fifteen hours in any calendar month); or

                  (b) have more than a three percent (3%) ownership interest in any enterprise other than the Company if such ownership interest could reasonably be foreseen to have a material adverse impact upon the ability of the Executive to perform his duties hereunder.
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         3.       Compensation. Subject to the terms and conditions of this
Agreement, during the Employment Period, the Executive shall be compensated by the Company for his services as follows:

                  (a) He shall receive, for each 12-consecutive month period beginning on the Commencement Date and each anniversary thereof, a rate of salary which is not less than $210,000 per year (as adjusted annually for the greater of (i) for the increase in the Consumer Price Index, All Urban Wage Earners as published by the U.S. Department of Labor or (ii) five percent (5%)), payable in substantially equal installments, plus an annual bonus of not less than $50,000 (payable semiannually within 30 days after the delivery to the Board of Directors of financial statements for the applicable August 1 - January 31 and February 1 - July 31 periods) as approved by the Board of Directors and subject to the achievement by the Company of reasonable financial performance targets set by the Board of Directors at the commencement of each fiscal year for the ensuing 12-month period, except that for the Company's fiscal year ending July 31, 1997, the Executive shall be entitled to a bonus of $25,000.

                  (b) He shall be entitled to receive the following perquisites which shall not be less favorable to the Executive during the Employment Period than the perquisites provided by the Company to the Executive immediately prior to the Employment Period in addition to such other executive benefit plans or perquisites which may be established by the Company from time to time:

                                    Auto Lease (1 car)
                                    Auto Insurance
                                    Health Insurance
                                    Country Club-Dues
                                    Life Insurance
                                    Disability Insurance
                                    401(K) Plan

                  (c) He shall be reimbursed by the Company for all reasonable business, promotional, travel and entertainment expenses incurred or paid by him during the employment period in the performance of his services under this Agreement provided that the Executive furnishes to the Company appropriate documentation in a timely fashion required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

                  (d) He shall be eligible to participate in any stock option plans established by the Company from time to time and approved by the Board of Directors.


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         4.       Compensation Due Upon Termination. Except as otherwise
provided under the executive benefit plans maintained by the Company in which the Executive participates in accordance with subparagraph 3(b), the Executive's right to compensation for periods after the date his employment with the Company terminates shall be determined in accordance with the following:

                  (a) Discharge Without Cause. In the event the Company terminates the Executive's employment under this Agreement without cause, the Executive shall be entitled to receive the greater of (i) the Executive's salary and bonus set forth in Section 3(a) hereof (less applicable taxes) for the remainder of the Employment Period payable in accordance with the Company's payroll procedures and prorated for periods less than a full month, or (ii) two years' salary and bonus (determined as of the date of such termination), payable monthly (less applicable taxes) for the twenty four (24) months following the date of termination in accordance with the Company's payroll procedures and prorated for periods less than a full month; provided however, that any amounts due to the Executive under this Section 4(a) shall be reduced by the Company or refunded by the Executive by 100% of any amounts of earned income the Executive may be receiving from any new employer if the Company has completed an initial public offering of its common stock at the time of such termination. In addition,
                           (i) any amounts payable to the Executive pursuant to this Section 4(a) shall accrue interest, payable quarterly, at the prime rate of NationsBank, N.A. plus 1% per annum, (ii) in the event any payment due to the Executive pursuant to this Section 4(a) remains unpaid for a period of 30 days, then the entire amount owed to the Executive shall become immediately due and payable, (iii) the Executive shall be entitled to continue to receive the benefits provided pursuant to Section 3(b) hereof for a period of one year from the date of the Executive's termination by the Company without cause, and (iv) any unvested options to purchase the Company's Common Stock held by the Executive shall automatically vest on the date of such termination without cause.

                  (b) Voluntary Resignation. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date on which the Executive's employment with the Company terminates due to the Executive's voluntary resignation; provided, however, that the Company shall be obligated to pay the amount and provide the benefits set forth in Section 4(a) of this Agreement if the Executive voluntarily resigns due to Constructive Termination (as hereinafter defined).

For purposes of this Agreement, "Constructive Termination" shall mean any one or more of the following: (i) a material change in the nature or scope of the Executive's authority or duties as specified in Section 2 hereof or title against the will of the Executive (other than discharge for


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cause, disability or death), (ii) the relocation of the Executive's office outside Dade County or to a site other than the Company's headquarters against the will of the Executive or (iii) if the Company has not completed an initial public offering of its Common Stock, the removal of Executive from his position as Chairman of the Board of the Company against his will.

                  (c) Discharge for Cause. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the Executive's employment with the Company is terminated on account of the Executive's discharge for cause. For purposes of this subparagraph 4(c), in addition to the right to terminate the Executive's employment for fraud, the Executive shall be considered discharged for "cause" if he is discharged by the Company on account of the occurrence of one or more of the following events:

                           (i)      the Executive discloses material
                                    confidential information in violation of paragraph 5 which could reasonably be foreseen to have a material adverse effect on the Company;

                           (ii) the Executive engages in competition in violation of paragraph 6 which could reasonably be foreseen to have a material adverse effect on the Company;

                           (iii) the Company is directed by regulatory or governmental authorities after exhaustion of all avenues of appeal to terminate the employment of the Executive or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the Company;

                           (iv) the Executive is convicted of a felony which has or reasonably could have a material adverse effect on the Company or the reputation of the Company (other than a felony resulting from a traffic violation or minor tax disputes); or

                           (v) The Executive intentionally disregards his duties under this Agreement after (A) notice has been given to the Executive by the Board of Directors of the Company that it views the Executive to be intentionally disregarding his duties under this Agreement and (B) the Executive has been given a period of 15 days after such notice to cure such misconduct.

                  (d) Disability. The Company may terminate the Executive's employment after the Executive has become totally disabled as determined in accordance with the Company's long term disability plan. The Company shall have no obligation to make payments to the Executive in accordance with the


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                           provisions of paragraph 3 at any time after the date
                           the Executive begins to receive total disability payments under the Company's disability insurance for its executives.

                  (e) Death. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date of the Executive's death. Any sums or amounts owed to the Executive on the date of death shall be paid in full on the next regular payroll date to his then spouse, or if not married, to the estate of the Executive.

         5. Confidential Information. Except as may be required by legal process or the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential for a period of two (2) years all non-public information concerning the Company and its affiliates which was acquired by or disclosed to the Executive during the course of his employment by the Company, any of its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 6 shall not apply to information which is in the public domain or that was disclosed to the Executive by independent third parties who were not bound by an obligation of confidentiality; and provided further, that the Company recognizes that the Executive shall, during the course of his employment with the Company, acquire certain general information regarding the financial condition, and borrowing trends of the Company's customers and agrees that the provisions of this paragraph 6 shall not apply to the use of such general information provided the use thereof does not violate applicable Federal or state laws or the provisions of paragraph 7 hereof. The Executive further agrees that he will not make any statement or disclosure which would be prohibited by applicable Federal or state laws.

         6. Non-competition. The Executive agrees that for the Non-competition Period, the Executive agrees not to directly or indirectly serve as or be a consultant to or employee, officer, agent, director or owner of more than three percent (3%) of another corporation, partnership or other entity which engages in the business of selling cellular or wireless communication services or products (the "Business") in the Restricted Area, provided, however, that the Executive may serve as or be a consultant to or employee, officer, agent, or director of another corporation, partnership or other entity in the Restricted Area, if such entity's primary business is not the Business, and Executive serves in such capacity only with respect to matters unrelated to any Business conducted by such entity. The "Restricted Area" shall include any metropolitan area or proposed metropolitan area (as reflected in the written business plans of the Company in effect at such time) in which the Company is doing or will do business within six months of the date of termination of the Executive's employment (the "Termination Date"). The "Noncompetition Period" shall mean the period commencing on the Commencement Date and terminating on (i) the second anniversary of the Termination Date if the Company terminates the Executive's employment for cause or the Executive resigns or otherwise leaves the Company's employment on


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his own accord (excluding Construction Termination), or (ii) the first anniversary of the Termination Date if the Executive's employment terminates for any reason other than (i) above. The Executive further agrees that for the Non-competition Period, he will not solicit for employment or endeavor to entice away from employment with the Company or its affiliates any employee of the Company or its affiliates who is an officer or a manager of any department.

         7. Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

         8. Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of his creditors, other than the Company, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered, except to the extent that payments are owed to the Executive's spouse or estate under Section 4.

         9. Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraphs 5 or 6, and agrees that the Company shall be entitled to an injunction restraining the Executive from any actual or threatened breach of paragraph 5 or 6, or to any other appropriate equitable remedy.

         10. Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive.

         11. Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

                  (a)      to the Executive addressed as follows:

                           9760 S.W. 148th Street
                           Miami, Florida 33176

                  (b)      to the Company addressed as follows:

                           Let's Talk Cellular & Wireless, Inc.
                           5200 N.W. 77th Court
                           Miami, Florida 33166
                           Attention: Board of Directors

         12. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parties thereto, shall have any rights under or interest in this Agreement or the subject matter hereof.


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         13.      Applicable Law and Venue. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Florida. Venue for all actions brought pursuant to this Agreement shall be in either the federal or state courts located within Dade County, Florida.

         14. Termination. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that paragraph 5 shall only terminate upon the expiration of the Confidentiality Period and paragraph 6 shall terminate upon the expiration of the later of Non-competition Period or the Nonsolicitation Period.

         15. Attorneys' Fees. In the event any action at law or in equity or other proceeding is brought to interpret or enforce this Agreement, or in connection with any provision of this Agreement, the prevailing party shall be entitled to its reasonable attorney's fees and other costs reasonably incurred in such action or proceeding.

         16. Arbitration. Any controversy, claim or dispute arising between the parties hereto, including, but not limited to, those arising out of or related to this Agreement or in any way connected to Executive's employment hereunder shall be determined by binding arbitration applying the laws of Florida as set forth in Section 13 above. Any arbitration pursuant to this Agreement shall be conducted in metropolitan Dade County, Florida under the employment arbitration rules of the American Arbitration Association. The arbitration and any award rendered therein shall be final and binding upon the parties and may be entered in any court of competent jurisdiction. Nothing in this Section will prevent either party from resorting to judicial proceedings of interim injunctive relief under the laws of the State of Florida from a court of competent jurisdiction if it is necessary to prevent a serious and irreparable injury to one of the parties.




                                    * * *



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         IN WITNESS WHEREOF, the Executive and the Company have executed this
Employment Agreement as of the day and year first written above.


                                        EXECUTIVE:



                                        /s/ Brett Beveridge
                                        ----------------------------------------
                                        Brett Beveridge


                                        Let's Talk Cellular & Wireless, Inc.



                                        By:/s/ Nicolas Molina
                                           -------------------------------------
                                        Name: Nicolas Molina
                                        Its:  Chief Executive Officer




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